EXHIBIT 19.1

F&M BANK CORP.

INSIDER TRADING AND REPORTING POLICY

Control Objectives

The Board of Directors of F&M Bank Corp. (the “Company”) has adopted this Insider Trading and Reporting Policy to (i) provide a general overview of the laws and regulations relating to insider trading and reporting and (ii) establish and set forth the policies that must be observed in connection with the use and handling of material non-public information and trading in the Company’s securities.

The Company has designated Lisa F. Campbell, EVP- Chief Financial Officer as the SEC Compliance Officer and contact person for questions or issues relating to this Policy. You may also contact Candy Barkley, Executive Secretary, or Krista Suter, SVP - Director of Finance, with any questions with respect to this Policy.

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What is “insider trading”?

You will be involved in insider trading if you buy or sell the Company’s securities at a time when you have or know of material information about the Company that is not public information. Insider trading is illegal under federal securities laws and under many state securities laws. Insider trading laws prevent you from unfairly profiting from your knowledge and access to information about the Company that the public does not have.

What are the insider trading rules?

The rules that govern insider trading and reporting include the following:

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Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is the fundamental insider trading regulation and generally prohibits fraud and other forms of deception in the purchase and sale of securities, which courts have interpreted to include “insider trading”

•	Rule 14e-3 under the Exchange Act, which specifically prohibits trading upon inside information relating to a tender offer

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the Insider Trading Sanctions Act and the Insider Trading and Securities Fraud Enforcement Act, which provides for civil and criminal penalties for insider trading violations to both the individual and his employer, including possible jail terms and the imposition of monetary penalties

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Section 16 of the Exchange Act, and the regulations under that section, which require reporting of transactions and prohibit “short swing profits” and “short sales” by executive officers and directors of a public company

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To whom do the insider trading rules apply?

The insider trading rules apply to individuals who have a fiduciary relationship with the Company and its shareholders. Specifically, the Company’s executive officers, directors and other senior management are within the reach of the insider trading rules. Many employees who are not part of this senior management structure may also be considered insiders, at least with respect to non-public information that they occasionally receive in performing their particular employment duties. In addition, lawyers, accountants and underwriters who perform services for the Company may be, under some circumstances, “temporary insiders” due to the confidential disclosure of material non-public information to them in the course of their engagement by the Company.

The reporting requirements and short-swing trading liability under Section 16 of the Exchange Act, as described in more detail below, apply only to executive officers and directors of the Company and to owners of 10% or more of the Company’s common stock.

Do the insider trading rules also apply to any other outsiders?

Yes. In particular, your family and close friends are within the reach of the insider trading rules.

Generally, the insider trading prohibition reaches “tippees” – individuals who trade upon material non-public information that they received from you through tips. “Tippees” will be involved in insider trading if:

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you disclosed material non-public information because you sought to benefit personally, directly or indirectly, by disclosing the non-public information to the tippee – e.g., the desire to play an influential role with the tippee, to foster a good relationship with the tippee or to enhance your reputation; and

•	the tippee knew or should have known that the disclosure was improper and that you would benefit from the disclosure.

What exactly is “material” information?

Information is “material” if there is a substantial likelihood that an investor would consider the information important in his or her decision to buy, sell or hold the Company’s securities. Examples of material information are important corporate events and occurrences, including the following:

•	the release of a substantially good or bad earnings report

•	an imminent tender offer for or merger of the Company

•	news of a pending significant acquisition or divestiture by the Company

•	the declaration of a stock split or a significant change in dividend policy

•	the filing or conclusion of an important piece of litigation

What are the possible penalties associated with insider trading?

The possible penalties associated with insider trading include the following:

•	prison sentences for criminal violations

•	fines for individuals and corporations for criminal violations

•	lawsuits from investors who contemporaneously buy (or sell) shares of the Company’s common stock when you sell (or buy) shares with material non-public information

•	civil penalties from the Securities and Exchange Commission (the “SEC”) against your employer, and possibly its officers, directors, supervisors and other management personnel

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What are the Section 16 reporting requirements?

Executive officers and directors of the Company and owners of 10% or more of the Company’s common stock must file reports with the SEC concerning their beneficial ownership of common stock and changes in their ownership. While these “reporting persons” must also technically provide the Company with copies of all reports that they file, the Company may assist them with their Section 16 filing requirements.

The three Section 16 forms are the following:

•	Initial Statement of Beneficial Ownership of Securities on Form 3, which must be filed within ten days after the date on which the reporting person becomes subject to Section 16

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Statement of Changes of Beneficial Ownership of Securities on Form 4, which must be filed within two business days following the day on which there has been a transaction that results in a change in beneficial ownership of the Company’s common stock and that is not reportable on a deferred basis

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Annual Statement of Beneficial Ownership of Securities on Form 5, which must be filed within 45 days after the end of the Company’s fiscal year to report any transactions that were not previously reported on a Form 4, because of either the ability to file a report on a deferred basis or the failure to file a required report

Transactions that may be reported on a deferred basis on a Form 5 include inheritances and small acquisitions that total no more than $10,000 in value.

Certain types of transactions, such as stock splits and transactions by an executor of an estate in the first 12 months following appointment, are exempt from the Section 16 requirements.  As a general rule, however, a reporting person should assume that any transaction in the Company’s common stock must be reported to the SEC – even if the transaction is involuntary on the part of the reporting person or, when combined with another transaction, results in no net change in ownership.

What is beneficial ownership for Section 16 purposes?

For Section 16 purposes, a reporting person is presumed to be the beneficial owner of all securities in which the reporting person has a “pecuniary interest” – that is, the opportunity to profit or share in any profit, either directly or indirectly. This concept includes securities held by a spouse, child, grandchild, parent, grandparent, sibling and other relative sharing the same household, including step-in-law and adoptive relationships and children living away from home while attending college (and economically dependent on the reporting person).

A reporting person may also be deemed to be the beneficial owner of stock held by a trust, corporation, partnership or other entity over which he or she has a controlling influence. Special rules exist for trusts in which the reporting person acts as trustee and a member of his or her family has a pecuniary interest in the securities held by the trust. In certain cases, stock held in these trusts will be considered to be beneficially owned by the reporting person.

What happens if any of these Section 16 forms are filed late?

The Company must disclose in its Annual Report on Form 10-K and the proxy statement for the annual meeting of shareholders any delinquent stock ownership filings, and by whom, made during the preceding fiscal year. Also, the SEC can impose fines for late filings.

You should notify the Company’s SEC Compliance Officer as soon as possible of any trades that you, either directly or indirectly through your family or affiliated entities, plan to make in the Company’s common stock so that the officer can assist you with reporting requirements under the federal securities laws.

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What is “short-swing trading liability”?

Section 16(b) of the Exchange Act requires a reporting person to pay to the Company the “short-swing profit” realized in either a matched purchase and sale, or a matched sale and purchase (or any number of these transactions), that take place within a period of less than six months. The possession of inside information is not a precondition to the recovery of these profits by the Company, and good faith is not a defense.

In determining whether there has been a purchase and sale within the meaning of Section 16(b), it is not necessary to establish that the same shares were purchased and sold, or sold and purchased, within the six-month period. It is necessary to establish only that the Company’s common stock (or options, warrants or similar rights to buy or sell the Company’s common stock) was either purchased and sold, or sold and purchased, within a six-month period.

To compute the statutory short-swing profit, the highest sale price and the lowest purchase price during the six-month period are matched, regardless of whether the sale and the purchase involved the same shares. For a series of transactions, the difference between the highest sale price and the lowest purchase price during the period is computed (regardless of the order in which they occur), then the difference between the next highest sale price and the next lowest purchase price is computed, and so forth. These differences are then totaled to determine the “profit realized” in a series of transactions.

As with Section 16(a), the director or officer is considered the beneficial owner of stock held by certain family members for short-swing profit purposes.

The recovery for short-swing profits belongs to the Company and cannot be waived by it. There are lawyers who review Section 16 filings for violations of Section 16(b) solely with the intention of making a demand, on behalf of a shareholder, that the reporting person give up these profits. If the Company fails or refuses to collect or sue a reporting person for short-swing profits, the shareholder may bring suit in the Company’s name for recovery. There is ample legal support for the reimbursement of the attorney’s fees in these cases, even if only a demand was made, based upon the amount recovered. Any unpaid Section 16(b) liability must be shown as an indebtedness of the reporting person to the Company in the Company’s proxy statement.

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What are the most important rules with respect to material non-public information and trading in the Company’s securities?

•	DO NOT TRADE IN THE COMPANY’S SECURITIES WHILE YOU HAVE OR KNOW OF MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY.

•	DO NOT DISCLOSE TO ANYONE ANY MATERIAL INFORMATION THAT HAS NOT BEEN PUBLICLY DISCLOSED.

•	NOTIFY THE COMPANY’S SEC COMPLIANCE OFFICER IMMEDIATELY IF YOU LEARN THAT MATERIAL NON-PUBLIC INFORMATION HAS BEEN COMMUNICATED TO AN UNAUTHORIZED PERSON.

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NOTIFY THE COMPANY’S SEC COMPLIANCE OFFICER AS SOON AS POSSIBLE OF ANY TRADES THAT YOU, EITHER DIRECTLY OR INDIRECTLY THROUGH YOUR FAMILY OR AFFILIATED ENTITIES, PLAN TO MAKE IN THE COMPANY’S SECURITIES SO THAT THE OFFICER CAN ASSIST YOU WITH REPORTING REQUIREMENTS UNDER THE FEDERAL SECURITIES LAWS.

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Finally, and most importantly, when can I trade in the Company’s securities?

As mentioned above, you may not buy or sell the Company’s securities if you possess material non-public information. Moreover, you may not buy or sell shares of the Company’s common stock immediately following the Company’s disclosure of such information. You must allow for a sufficient period of time for the public to absorb the information. The bottom line is that you should not trade until the third business day after the Company publicly announces the material information.

Insiders also cannot buy or sell the Company’s securities during “Black Out Periods”. “Black Out Periods” begin at least 2 days before the end of a quarter (March 31, June 30, September 31, and December 31) until the third business day after FMBM’s quarterly financial results are publicly announced. FMBM can also designate a “Black Out Period” in certain unique unscheduled situations due to material events, pending events, or information that is not known to the public until the event has been resolved and/or made public.

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